UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 19, 2009

EVERGREEN ENERGY INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-14176	84-1079971
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

1225 17th Street, Suite 1300 Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

(303) 293-2992
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2009, the Board of Directors of Evergreen Energy Inc. (the “Company”) appointed Miles Mahoney, age 41, as President and Chief Operating Officer.   Mr. Mahoney has been serving as the President and General Manager of the Company’s subsidiary, C-Lock Technology, Inc. (“C-Lock”) since July 2009, and as Sr. Vice President of Marketing and Sales for C-Lock from April 2009 to July 2009.  Prior to joining the Company in April 2009, Mr. Mahoney was General Partner and Founder of Sales Strategies providing Fortune 1000 companies with key strategies, channel worthiness, market readiness, value propositions, and business propositions from September 2007 to April 2009.  From 2004 to 2007, Mr. Mahoney served as Vice President and General Manager of SAS Institute of Global Alliances and Channels, the world’s largest privately held Software Company, leading their global channel, OEM and Alliances Business Unit   Mr. Mahoney holds a Masters of Business Administration degree from Pepperdine University and a Bachelor’s degree in finance from the University of Montana. A copy of the press release announcing Mr. Mahoney’s appointment is attached as Exhibit 99.1 to this report.

In connection with his appointment as president, Mr. Mahoney has not been named as a director.  Mr. Mahoney does not have any family relationships with any director, executive officer, or person nominated to be chosen by the Company to become a director or executive officer and has not been directly or indirectly involved in any transaction, proposed transaction, or series of similar transactions with the Company required to be disclosed pursuant to Item 404(a) of Regulation S-K.

For his service as the Company’s President and Chief Operating Officer, Mr. Mahoney will receive a base salary of $170,000 per year and will be eligible to receive a target annual cash bonus of 75% of his base salary, contingent upon achieving performance goals to be established by the Company’s Board of Directors and Compensation Committee.  In connection with his initial employment by the Company, Mr. Mahoney received a restricted stock grant of 50,000 shares of the Company’s common stock that vests over a five-year period which commenced on April 13, 2009 and an option to acquire up to 100,000 shares of the Company’s common stock at an exercise price of $1.08 that vests over a three period which commenced on April 13, 2009.

In connection with his appointment as President and Chief Operating Officer, Mr. Mahoney received an option to acquire 150,000 shares of the Company’s common stock at an exercise price of $.30 per share (the closing price on November 19, 2009), which immediately vest.  In addition, Mr. Mahoney was granted a restricted stock award representing the contingent right to receive up to 850,000 shares of restricted common stock, subject to the attainment of certain benchmarks, and assuming continuous employment, as follows:  (i) 250,000 shares of restricted common stock when the closing price of the Company’s common stock is at or above $.70 per share for 60 consecutive calendar days; (ii) an additional 150,000 shares of restricted common stock when the closing price of the Company’s common stock is at or above $1.05 per share for 60 consecutive calendar days; (iii) an additional 150,000 shares of restricted common stock when the closing price of the Company’s common stock is at or above $1.50 per share for 60 consecutive calendar days; (iv) an additional 150,000 shares of restricted common stock when the closing price of the Company’s common stock is at or above $1.75 per share for 60 consecutive calendar days; and (v) an additional 150,000 shares of restricted common stock when the closing price of the Company’s common stock is at or above $2.10 per share for 60 consecutive calendar days.  Vesting of the award pursuant to the benchmarks above may also occur in the event of a merger or acquisition of the Company in which the price per share for the Company’s common stock satisfies the above vesting thresholds.  Any unvested portion of the restricted stock award will expire in four years.

In connection with the appointment of Mr. Mahoney as President and Chief Operating Officer, Thomas H. Stoner, who served as the Company’s President from June 24, 2009 to the appointment of Mr. Mahoney will continue in his positions as Chief Executive Officer and a Director of the Company.  Mr. Mahoney will report to Mr. Stoner.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1	Press Release dated November 20, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergreen Energy Inc.

Date: November 20, 2009	By: /s/ Diana L. Kubik
Diana L. Kubik
Vice President and Chief Financial Officer

EVERGREEN ENERGY INC.
EXHIBIT INDEX

(d) Exhibits

Exhibit Number	Exhibit Title or Description
99.1	Press Release dated November 20, 2009.